                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-116433


                            IMPAX LABORATORIES, INC.

                  PROSPECTUS SUPPLEMENT NO. 2 TO THE PROSPECTUS
           INCLUDED IN THE REGISTRATION STATEMENT FILED JUNE 14, 2004

         This prospectus supplement supplements certain information contained in our prospectus (the "Prospectus") dated October 1, 2004, and included in our registration statement on Form S-3 filed with the Securities and Exchange Commission on June 14, 2004, as amended. This supplement is not complete without, and may not be delivered or utilized except with, the Prospectus and all amendments or supplements thereto.

         The information contained in the table under the caption "Selling Securityholders" on page 47 of the Prospectus is hereby supplemented by adding to the table the selling securityholders set forth below under Schedule 1. The information provided in Schedule 1 may include amounts that are in addition to, and in some cases in substitution for, amounts listed for other selling securityholders in the Prospectus. All other portions of the Prospectus remain unchanged.

         Information concerning the selling securityholders contained herein is based upon information provided to us by the selling securityholders. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary. Additionally, the selling securityholders identified in Schedule 1 and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they last provided us with information about their holdings.

         INVESTING IN THE SECURITIES COVERED BY THE PROSPECTUS, AS HEREBY SUPPLEMENTED, INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THE SECURITIES OFFERED OR SOLD UNDER THIS PROSPECTUS, AS HEREBY SUPPLEMENTED, HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THE PROSPECTUS OR THIS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The date of this prospectus supplement is January 24, 2005

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                                   SCHEDULE 1

                             SELLING SECURITYHOLDERS

   ------------------------------- --------------- --------------- -------------- --------------- -------------- ---------------
                                     PRINCIPAL
                                     AMOUNT OF                                                      NUMBER OF    PERCENTAGE OF
                                     DEBENTURES                      NUMBER OF                      SHARES OF     OUTSTANDING
                                    BENEFICIALLY   PERCENTAGE OF     SHARES OF      NUMBER OF     COMMON STOCK     SHARES OF
                                    OWNED BEFORE     DEBENTURES    COMMON STOCK     SHARES OF     BENEFICIALLY    COMMON STOCK
                                    OFFERING AND    OUTSTANDING    BENEFICIALLY    COMMON STOCK    OWNED AFTER    BENEFICIALLY
                                    THAT MAY BE        BEFORE      OWNED BEFORE   BEING OFFERED   THE OFFERING    OWNED AFTER
   NAME OF SELLING SECURITYHOLDER     SOLD ($)        OFFERING       OFFERING          (1)                        THE OFFERING
   ------------------------------- --------------- --------------- -------------- --------------- -------------- ---------------
   Mainfield Enterprises Inc.(2)     27,000,000         28.42%      284,408(3)        961,537      284,408(3)          *
   ------------------------------- --------------- --------------- -------------- --------------- -------------- ---------------

-------------------
*    less than 1%

(1) Assumes conversion of all the selling securityholders' debentures at a rate of 35.6125 shares of common stock per $1,000 original principal amount of the debentures. This conversion rate is subject to adjustment as described in the Prospectus under "Description of Debentures - Conversion of Debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase in the future. The debentures are not currently (or within the sixty (60) days following the date of this prospectus supplement) convertible into shares of our common stock.

(2) Pursuant to an investment management agreement, Avi Vigder has voting and dispositive control over the securities held by this selling securityholder. Mr. Vigder disclaims beneficial ownership of such securities.

(3) These shares are issuable upon the exercise of warrants to purchase common stock held by this selling securityholder.